Exhibit 10.01

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

BSG HOLDINGS, LLC

and

JBAH HOLDINGS, LLC

as “Sellers”

and

ADAPTI, INC. (fka Scepter Holdings Inc.)

as “Purchaser”

July 14, 2025

i

Exhibits

Exhibit A – Form of Lockup Agreement

Exhibit B – Form of Participating Note

Exhibit C – General Release

Schedules

Schedule I – Membership Units of the Company

Schedule II – Purchase Price

ii

AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

This AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into on July 14, 2025 (the “Execution Date”) by and among BSG HOLDINGS, LLC, a Texas limited liability company (“BSG”), JBAH HOLDINGS,LLC, a Texas limited liability company (“JBAH”, and together with BSG, “Sellers”, and individually each, a “Seller”), as the equity holders of BALLENGEE GROUP, LLC, a Texas limited liability company (the “Company”), and ADAPTI, INC. (formerly known as SCEPTER HOLDINGS, INC.), a Nevada corporation (“Purchaser”). Sellers and Purchaser may each be referred to herein as a “Party”, or collectively, as the “Parties.”

RECITALS

WHEREAS, Sellers, Company, and Purchaser previously entered into that certain Membership Interest Purchase Agreement dated as of March 18, 2024 (the “Original Agreement”),

WHEREAS, pursuant to Section 10.10 of the Original Agreement, an amendment to the Original Agreement requires the consent of all Parties thereto;

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety pursuant to Section 10.10 of the Original Agreement;

WHEREAS, BSG and JBAH own 99% and 1%, respectively, of the issued and outstanding membership interests in the Company (the “Membership Interests”), as set forth on Schedule I;

WHEREAS, Sellers desire to sell, transfer, and assign to Purchaser, and Purchaser desires to purchase and accept all of the Membership Interests pursuant to the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.

DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Accounts Receivable” means the accounts receivable of the Company resulting from goods sold and/or services provided by the Companies prior to the Closing Date.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise, and its and their respective stockholders, partners, directors, officers, members, managers and employees, and with respect to a particular individual: (i) each other member of such individual’s family who resides with such individual and (ii) any Person that is controlled by one or more members of such individual’s family.

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“Agreement” has the meaning specified in the preamble to this Agreement.

“Applicable Cash flows” means 50% of the free cash flows (operating cash flow – capital expenditures) attributed to the operations of Company. Such percentage to be reduced each calendar quarter after a payment is made by five percent (5%) for every $750,000 paid on the Participating Note (as defined below). By way of example when amounts due under the Participating Note are reduced to $6.0 million, the payment required in such calendar quarter will be equal to 40% of free cash flows and if amounts due under the Participating Note are $5.25 million, the payment required in such calendar quarter will be equal to 35% of free cash flows.

“Assets” means, with respect to Company, all of the assets owned, licensed or leased by the Company, including all Material Contracts, Owned Real Property, Leased Real Property, and Intellectual Property, and accounts.

“Assignment of Membership Interests” has the meaning specified in Section 3.4(b).

“Basket Amount” has the meaning specified in Section 8.2(b).

“BSG” has the meaning specified in the preamble to this Agreement.

“Business” means, with respect to Company, the operation of a commercial sports agency, representing, promoting and negotiating contracts on behalf of amateur and professional athletes.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Nevada are authorized or obligated to close.

“Cap” has the meaning specified in Section 8.2(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and applicable rules, regulations, and guidance thereunder, in each case as amended from time to time.

“CARES Forgivable Uses” means uses of proceeds of a PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act.

“Closing” means the closing of the transactions contemplated by Article III.

“Closing Consideration” has the meaning specified in Section 3.1(c).

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble to this Agreement.

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“Company Accounting Practices” means the accounting methods, policies, practices and procedures, including classification and estimation methodology (taking into account all available information as of the time of preparation of the Financial Statements or calculations) used by the Company in the preparation of the Financial Statements for the year ended December 31, 2024.

“Company Facility Lease” means that certain lease agreement entered into by and between Company and Bacchus Capital Trading, LLC (“Landlord”) pursuant to which the Company leases the Company Facility.

“Company Facility Lease Amendment” means an amendment to the Company Facility Lease that provides for the Company to make all payments due under the Company Facility Lease in Purchaser Common Stock, valued at the closing price of the Purchaser Common Stock on the date such rent is due (or the prior trading day if such due date is not a trading day (the “Lease Shares”).

“Consents” has the meaning specified in Section 3.4(g).

“COVID-19” means the presence, transmission, threat or fear of severe acute respiratory syndrome coronavirus (SARS-CoV-2) also known as the novel coronavirus, and the disease caused thereby, COVID-19, or any evolution thereof, and/or any mandatory or advisory restriction issued, or action ordered or threatened by any Governmental Authority.

“Damages” has the meaning specified in Section 8.2(a).

“Disclosure Schedule” has the meaning specified in Article IV.

“Disputed Matters” has the meaning specified in Section 8.4(b).

“Disqualification Events” has the meaning specified in Section 4.7(d).

“Earnout Consideration” means a contingent four (4) year earnout, for the year beginning on January 1, 2025 and ending on December 31, 2028, in which a maximum of Twenty Million U.S. Dollars ($20,000,000 USD) can be earned by Sellers (ratably based on their ownership of Company immediately prior to Closing Date) to be paid in Purchaser Common Stock. For each calendar year, up to $5.0 million USD will be available to be earned by Sellers. If the EBITDA is at least $5.0 million in a calendar year, the full $5.0 million of Earnout Consideration will be earned by Sellers. In the event that the EBITDA for the applicable calendar year is less than $2.0 million, no Earnout Consideration for that calendar year will be earned. In the event that the EBITDA is between $2.0 million and $5.0 million in a calendar year, the Earnout Consideration will be equal to the EBITDA. The Earnout Consideration will be valued at the volume weighted average closing price of the Purchaser Common Stock for the ten (10) trading days immediately prior to December 31 of each applicable year.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization related to the operations of the Company.

“Employee Stock Transfer” has the specified in Section 6.9.

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“Environmental Laws” means any law, common law, ordinance, regulation or binding policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Companies, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, state and local counterparts, in each case as amended, and any other federal, state and local law whose purpose is to conserve or protect employee safety and health, human health in respect to exposure to Hazardous Materials, the environment, wildlife or natural resources.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Financial Statements” has the meaning specified in Section 4.14(a).

“Fundamental Representations” has the meaning specified in Section 8.1(a).

“GAAP” means the United States generally accepted accounting principles.

“General Release” has the meaning specified in Section 3.4(k).

“Governmental Approvals” has the meaning specified in Section 3.5(d).

“Governmental Authority” means any domestic or foreign national, state, multi state or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body that is government owned or established to perform such functions. For clarity, Governmental Authority does not include any government owned oil companies or refineries unless specifically indicated.

“Governmental Order” means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means and includes any substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.

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“Indebtedness” means (without duplication and to the extent not included in Selling Expenses) the sum of the following items, as of immediately prior to the Closing: (i) the principal amount of any indebtedness of the Company for borrowed money outstanding, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due as a result of the transactions contemplated by this Agreement, (ii) any unpaid interest owing on the indebtedness described in clause (i) above, (iii) obligations of the Company in respect of capitalized leases and obligations for the deferred purchase price of goods or services (including any liabilities associated with past acquisitions, but not including any trade payables or accruals incurred in the Ordinary Course of Business), (iv) obligations in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of the Company (including any letters of credit supporting any bonds), (v) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (iv) of any other Person secured by any claim on any Assets of each Company, even though the Company has not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the Ordinary Course of Business, (vi) guarantees of obligations of the type described in clauses (i) through (v) above of any other Person, (vii) any payment obligation in respect of interest under any existing interest rate swap or hedge Material Contract entered into by the Company, and any costs associated with termination of any such arrangement, (viii) any amounts payable to current or former owners of the Company, (ix) unpaid management fees, if any, (x) any unfunded vested benefits under any employee benefit plan, and (xi) all interest, prepayment penalties, premiums, fees and expenses payable with respect to any of the foregoing.

“Indemnified Party” has the meaning specified in Section 8.4(a).

“Indemnifying Party” has the meaning specified in Section 8.4(a).

“Independent Accountant” means James, Hardy & Haley of Shreveport, Louisiana, or in the event of a conflict with Sellers, another independent public accounting firm selected in Purchaser’s reasonable discretion which has no prior relationship with either the Sellers or Purchaser.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) e mail addresses, internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations in part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (vii) semiconductor chips and mask works; (viii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (ix) all rights to any Actions of any nature available to or being pursued by the Company to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

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“Interim Financial Statements” has the meaning specified in Section 4.14(a).

“JBAH” has the meaning specified in the preamble to this Agreement.

“Knowledge of Purchaser” means the actual and constructive knowledge after reasonable inquiry of the officers and directors of Purchaser.

“Knowledge of Sellers” means the actual and constructive knowledge after reasonable inquiry of the managers, members and beneficial owners of the Sellers.

“Landlord” has the meaning specified in the Company Facility Lease.

“Law” or “Laws” means any federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, judgment, decree, proclamation, treaty, rule, regulation, ruling or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease Shares” has the meaning specified in the definition of Company Facility Lease Amendment.

“Leased Real Property” means the facilities of Company that are leased from Landlord at 2278 Monitor Street, Dallas, TX 75207.

“Licenses” means all of the licenses, Permits, certificates, exemptions, franchises and other authorizations from any Governmental Authority or other third party necessary or proper for the use, occupancy or operation of the Business as conducted as of the Closing Date.

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Lockup Agreement” means an agreement substantially and materially in the form and content set forth on Exhibit A.

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“Material Adverse Effect” means any effect, change, event, occurrence, statement of facts or development that (i) is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the Assets, the Business, financial condition or results of operations of the Company or the right or ability of Seller to consummate any of the transactions contemplated hereby, or (ii) prevents or would reasonably be expected to prevent Seller from consummating the transaction on a timely basis; provided, however, that no such occurrence, condition, change, development, event or effect shall be required to persist for any length of time in order to constitute a Material Adverse Effect; provided, further, however, in no event shall any of the following constitute a Material Adverse Effect: any occurrence, condition, change, development, event or effect directly or indirectly resulting from (a) any change in economic conditions generally; (b) any change in political conditions, including any acts of war, sabotage or terrorist activities; (c) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (d) any proposed or actual change in any Laws (including Environmental Laws) or GAAP; (e) any change caused by the pending sale of the Membership Interests to Purchaser, including changes due to the credit rating of Purchaser or its Affiliates; (f) any actions to be taken pursuant to or in accordance with this Agreement, or taken at the request of or with the consent of Purchaser; (h) the announcement or pendency of the transaction; and (i) any failure by the Company to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period commencing on the Execution Date and terminating at the Closing.

“Material Contract” has the meaning specified in Section 4.12(a).

“Maturity Date” has the meaning specified in the definition of Participating Note.

“Membership Interests” has the meaning specified in the Recitals.

“Money Laundering Laws” has the meaning specified in Section 4.17.

“Notice of Claim” has the meaning specified in Section 8.4(a).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.

“Participating Note” means participating promissory notes in the amount of $7,500,000 that mature, five (5) years from issuance (the “Maturity Date”). Until the earlier of the Maturity Date or when all principal and interest outstanding under the Participating Note is paid, the Participating Note will be payable on each of the following events (the “Required Payments”): (i) the completion of any Qualified Offering, in which case a payment equal to 10% of the gross proceeds received from such Qualified Offering would be paid (with such payments to be made in increments of $25,000 for every $250,000 in gross proceeds raised until the completion of such Qualified Offering) and (ii) a quarterly amount equal to the Applicable Cash Flows attributed to the Company with the first payment to be no later than three (3) months after Closing. On the Maturity Date, all remaining amounts due under the Participating Note will become due and payable, in cash, by the Purchaser.

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“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“Permit” means all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary for a Party to conduct its business, as presently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect.

“Permitted Liens” means (i) any Liens set forth on Schedule 4.5(a) of the Disclosure Schedules, (ii) any warehouseman’s, materialman’s, or other similar liens imposed on the Companies or their assets by operation of law, (iii) any lien for taxes or assessments that are not yet due or delinquent or which are being contested in and through appropriate proceedings, and (iv) any statutory or other lien arising in the Ordinary Course of Business and by operation of law with respect to a liability that is not yet due or delinquent or which is being contested by the Company in good faith in and through appropriate proceedings.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Personnel” has the meaning specified in Section 4.13(c).

“PPP Loan” means a loan incurred by a Person under 15 U.S.C. 636(a)(36) (as added to the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business) by Section 1102 of the CARES Act).

“Property Taxes” means all real property, personal property, ad valorem and any other similar Taxes.

“Prorated Items” has the meaning specified in Section 6.2.

“Purchaser Fundamental Representation” has the meaning specified in Section 8.1(b).

“Purchase Price” has the meaning specified in Section 3.1.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Claim” has the meaning specified in Section 8.2(a).

“Purchaser Common Stock” means the common stock, par value $0.001 per share, of Purchaser.

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“Purchaser Indemnified Parties” has the meaning specified in Section 8.2(a).

“Purchaser Stock Consideration” has the meaning specified in Section 3.1(a).

“Qualified Offering” means a bona fide transaction or series of related transactions after the Amendment Effective Date in which the Purchaser issues and sells equity securities for aggregate gross proceeds of at least $250,000 USD (excluding any securities issued upon the exchange, conversion or exercise of existing securities, pursuant to either Regulation A or Regulation D, promulgated under the Securities Act, in which the primary purpose is capital raising and is not part of any strategic transaction or acquisition.

“Real Property Leases” has the meaning specified in Section 4.15(b).

“Reference Date” has the meaning specified in Section 4.19(a).

“Registration Shares” has the meaning specified in Section 6.5(a).

“Release” means any active or passive releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the movement of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

“Required Payments” has the meaning specified in the definition of Participating Note.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” has the meaning specified in the preamble to this Agreement.

“Seller Claim” has the meaning specified in Section 8.3(a).

“Seller Indemnified Parties” has the meaning specified in Section 8.3(a).

“Seller Marks” means the “Ballengee”, “Ballengee Group”, “Ballengee Sports Group”, “BG”, “BSG”, “James Ballengee”, and related names, and the “ballengeegroup.com” domain, together with all marks, logos and insignias of “Ballengee” and “Ballengee Group” and all permutations thereof.

“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by either Seller and/or the Company relating to the process of selling the Interests of the Company whether incurred in connection with this Agreement or otherwise, including all legal, accounting, consulting, tax and investment banking fees and expenses, and (b) severance obligations, monetary paid time off obligations, retention bonuses, “stay” bonuses, change in control bonuses, sale bonuses and similar payments and bonuses owed by the Company, in whole or in part, prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, employment, unemployment and similar Taxes relating thereto), in each case, whether accrued or unaccrued as of the Closing Date.

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“Stock Recipients” has the meaning specified in Section 6.5(a).

“Straddle Period” has the meaning specified in Section 7.2.

“Tax” or “Taxes” means (i) any and all federal, state, local, and foreign taxes, charges, fees, levies, assessments, duties or other amounts payable to any Governmental Authority, including: income, franchise, profits, margin, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, escheat or unclaimed property, occupation, premium, registration, and gains taxes, customs, duties, imposts, charges, levies, or other similar assessments of any kind whatsoever, whether disputed or not, together with any interest, penalties, and additions imposed with respect thereto and any interest in respect of such penalties or additions; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502 6 or any analogous or similar state, local, or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (iv) any successor or transferee liability for the payment of any item described in clause (i), (ii) or (iii) of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return, document, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning specified in Section 8.4(c).

“Third Party Notice” has the meaning specified in Section 8.4(c).

“Transaction Documents” means this Agreement, the Lockup Agreement, the Participating Note, and any other agreement, instrument, notice or other document contemplated hereby or thereby and/or which is made subject to the terms and provisions of any of the foregoing.

“Transfer Taxes” means any sales, use, excise, transfer, recordation, stamp, conveyance, value added, or similar Taxes arising out of, in connection with, or attributable to the transactions contemplated by this Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

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Article II.

PURCHASE AND SALE OF INTERESTS

Section 2.1 Purchased and Sale of Interests. At the Closing, and upon the terms set forth in this Agreement, Sellers shall sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, the Membership Interests, free and clear of all Liens except Permitted Liens.

Article III.

PURCHASE PRICE; CLOSING

Section 3.1 Purchase Price. Purchaser shall pay or issue, as applicable, or shall cause any of its Affiliates to pay or issue, as applicable, to the Sellers for the Membership Interests up to Forty-Seven Million Five Hundred Thousand and No/100s U.S. Dollars ($47,500,000.00 USD) (the “Purchase Price”). The Purchase Price shall be t paid as follows:

(a) Twenty Million and No/100s U.S. Dollars ($20,000,000.00 USD), in the form of shares of Purchaser Common Stock, valued at the volume-weighted average price per share for the ten (10) trading days immediately prior to the Closing (the “Purchaser Stock Consideration”), shall be issued to Sellers in the proportions set forth on Schedule II, subject to the Sellers’ requirement to transfer certain of the Purchaser Stock Consideration to employees of Company pursuant to Section 6.9 hereof;

(b) Seven Million Five Hundred Thousand and No/100s U.S. Dollars ($7,500,000 USD), of the Purchase Price shall be paid by the issuance of the Participating Notes to the Sellers as set forth in Schedule II; and

(c) Earnout Consideration, if and when earned, as applicable, as set forth in Schedule II (and such Earnout Consideration, together with the Participating Notes, and Purchaser Stock Consideration, the “Closing Consideration”).

Section 3.2 Intentionally Omitted.

Section 3.3 Closing. The Parties acknowledge and agree that the Closing will take place as soon as practicable after the Execution Date remotely by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format. The Closing shall be effective as of the Execution Date.

Section 3.4 Deliveries of Sellers at Closing. At or prior to Closing (or, to the extent specifically set forth below, subsequent to Closing), each Seller shall deliver or cause to be delivered to Purchaser:

(a) Counterparts to this Agreement duly executed by each Seller;

(b) A counterpart of an assignment of Membership Interests (“Assignment of Membership Interests”) duly executed by each Seller, as well as a transfer ledger or similar records of the Company;

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(c) Counterparts to the Lockup Agreement duly executed by each Seller;

(d) A copy of the fully executed Company Facility Lease Amendment;

(e) All of the books and records of the Company and other Organizational Documents;

(f) Resignation letters of all of the Company’s managers;

(g) A counterpart to any consents required in connection with the transactions contemplated by this Agreement (the “Consents”), including, but not limited to, the consent of the members of the Company in accordance with its Organizational Documents, the consent of the auditor for the Company to the use of the Financial Statements and Interim Financial Statements in future filings by the Purchaser with the SEC, and the consents required under Section 4.4 of this Agreement;

(h) A certificate of all managers of the Company, in form and substance reasonably satisfactory to Purchaser, attaching copies of and certifying the authenticity and effectiveness of each of (i) the Certificate of Formation of the Company certified by the Secretary of State of Texas, (ii) the operating agreement of the Company, (iii) joint resolutions of the members and manager(s) of the Company authorizing and approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and certifying that each of the documents attached pursuant to clauses (i)-(iii) are true and complete;

(i) A certificate of good standing and status of the Company and Sellers from the Secretary of State of Texas, as applicable, dated within ten (10) days of the Closing Date, certifying that each Seller and Company is in good standing in its jurisdiction;

(j) A Tax clearance certificate with respect to the Company dated not more than ten (10) days prior to the Closing Date from each state in the United States in which the Company files Tax Returns or is otherwise legally subject to Tax, to the extent required by such states;

(k) A general release of all claims in favor of the Company, duly executed by each Seller, and each director, officer and manager of the Company , substantially and materially in the form and content set forth on Exhibit C (the “General Release”); and

(l) Such other documents or instruments as Purchaser may reasonably request.

Section 3.5 Deliveries of Purchaser at Closing. At Closing, Purchaser shall deliver, or cause to be delivered, to Sellers or the Persons designated below, as applicable:

(a) Written evidence that Purchaser has instructed its transfer agent to issue the Purchaser Stock Consideration to Sellers pursuant to Section 3.1(a), with such restrictive legends thereon as Purchaser may reasonably require;

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(b) A counterpart to this Agreement, duly executed by an authorized officer of Purchaser;

(c) A counterpart to the Participating Notes to each respective Seller, duly executed by an authorized officer of Purchaser;

(d) delivery of (or delivery of other evidence reasonably satisfactory to Seller of) all governmental approvals (the “Governmental Approvals”), consents, notices and other items in accordance with Article VI; and

(e) Such other documents or instruments as Seller may reasonably require.

Section 3.6 Withholding. Purchaser shall be entitled to deduct and withhold from any amounts payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any applicable Tax Law. To the extent that amounts are deducted and withheld, such deducted and withheld amounts are treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 3.7 Termination.

This Agreement may be terminated as follows:

(a) at any time before Closing, by either Party, by written notice to the other Party, in the event that any Law or final Order of any Governmental Authority having jurisdiction restrains, enjoins or otherwise prohibits the consummation of the Transactions;

(b) by either Party if the Closing has not occurred by July 31, 2025; and

(c) by mutual written agreement of the Parties.

(d) Notwithstanding the foregoing subsections (a) through (b) hereof, neither Seller nor Purchaser shall be entitled to terminate this Agreement under such subsections (a) through (b) if such Party is then in material breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Section 3.4 or Section 3.5, as applicable.

Section 3.8 Effect of Termination.

If this Agreement is validly terminated pursuant to Section 3.7, subject to this Section 3.8, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary Article I, Section 6.4, Article VIII, Article IX, and Article X will survive any such termination.

Article IV.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS

All representations and warranties are made subject to the exceptions noted in the schedules delivered to Purchaser concurrently herewith and identified by the Company and Seller as the “Company and Seller Disclosure Schedule”. No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each Schedule of the Company and Seller Disclosure Schedule will be numbered to correspond to the paragraph of the section to which it relates. Sellers, severally and not jointly, and Company, hereby make the following representations and warranties to Purchaser:

Section 4.1 Organization and Qualification of the Company.

(a) The Company is a limited liability company duly formed and validly existing under the laws of the State of Texas. The Company has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business as currently conducted by it. The Company is duly qualified to do business and is in good standing in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified will not in the aggregate have a Material Adverse Effect. Schedule 4.1(a) of the Company and Seller Disclosure Schedule sets forth a list of (i) all jurisdictions in which the Company is authorized to transact business, and (ii) all managers and officers of the Company.

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(b) True and complete copies of the Organizational Documents of the Company and all equity records of the Company have been delivered or otherwise made available to Purchaser, which remain in full force and effect and are not repealed, modified, or amended in any way as of the Closing Date. All of the books and records of the Company and Organizational Documents have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transfers of the Membership Interests and material agreements governing the same. The Company is not in violation, in any material respect, of its Organizational Documents.

(c) Except as set forth in Schedule 4.1(a) of the Company and Seller Disclosure Schedule, the Company does not own directly or indirectly any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 4.2 Capitalization of the Company; Ownership of Membership Interest.

(a) At Closing, the Company will have 10,000 Units of Membership Interest issued and outstanding, of which (A) 9,900 such units shall be owned by BSG and (B) 100 such units shall be owned by JBAH. All of the Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and Sellers are the record owners of all Membership Interests, as set forth on Schedule 4.2(a) of the Company and Seller Disclosure Schedule, free and clear of all encumbrances or Liens. The Membership Interests constitute all of the issued and outstanding Membership Interests of the Company on a fully diluted basis. Upon the consummation of the transactions contemplated herein, Purchaser will acquire good and valid legal and beneficial title to all the issued and outstanding Membership Interests, free and clear of all encumbrances and Liens.

(b) There are no outstanding or authorized options, warrants, convertible securities, calls, participation agreements, subscription rights, exchange rights or other securities, contracts or other rights, agreements, arrangements or commitments of any character relating to the Membership Interests or obligating either Seller or the Company that could require the Company to issue, sell or otherwise cause to become outstanding, any authorized but unissued securities of the Company. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding equity securities in the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Schedule I contains a true and complete list of the name and addresses of record and beneficial holders of all outstanding securities of the Company. No holder of any Membership Interest is entitled to any preemptive right, right of first refusal, or similar right with respect to any securities of the Company. Except as set forth on Schedule 4.2(b) of the Disclosure Schedules, there are no outstanding (i) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or (ii) voting trusts, proxies, member agreements or other agreements or understandings related to the voting or transfer of any outstanding Membership Interests.

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(c) Each Seller owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Purchaser pursuant to this Agreement, such Seller’s Membership Interests, free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Seller is a party or by which such Seller or such Seller’s Membership Interests are bound with respect to the issuance, sale, transfer, voting or registration of such Seller’s Membership Interests. At the Closing, Purchaser will acquire good, valid and marketable title to each of Seller’s Membership Interests, free and clear of any and all Liens.

Section 4.3 Capacity; Enforceability. Company, and each Seller have all necessary power and authority, and the full legal capacity, to enter into and deliver this Agreement and the other Transaction Documents, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which either Seller or Company is a party has been duly authorized, executed and delivered by such Seller and Company, as applicable, and constitutes a legal, valid and binding obligation of either Seller and Company, enforceable against such Party in accordance with its terms and conditions, except as the enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (ii) general principles of equity.

Section 4.4 No Conflict. The execution, delivery and performance by Company and each Seller of this Agreement and each Transaction Document to which Company and each Seller is a party, and the consummation by Company and each Seller of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law or Governmental Order to which either Seller or the Company is subject, (b) violate any provision of the Organizational Documents of the Company or Seller, (c) result in a Material Adverse Effect with respect to such Party, or (d) except as set forth on Schedule 4.4, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), or require the consent of any third party to which either Seller or the Company is a party or by which either Seller or the Company may be bound or affected, or result in or permit the termination or amendment of any provision of any Material Contract or Permit. Except as set forth on Schedule 4.4, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority or other Person is required to be obtained or made by either Seller or the Company in connection with the execution, delivery, and performance by Company or either Seller of this Agreement or any Transaction Documents to which Company or either Seller is a party, or the taking by either Seller or the Company of any other action contemplated hereby or thereby.

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Section 4.5 Sufficiency and Condition of Assets; Possession.

(a) The Company owns or has a good and marketable title to, or leasehold interest in, or other right to use all of its Assets, free and clear of all Liens (excluding the Permitted Liens set forth on Schedule 4.5(a) of the Disclosure Schedules). Schedule 4.5(a) additionally lists all outstanding leases on any of the Assets of Company. The Assets are in working condition (normal wear, tear, repair and maintenance excepted), and to the Knowledge of Sellers are free from any defects outside the Ordinary Course of Business. The Assets include all of the Assets used in the operation of the Company’s Business as currently conducted and as currently contemplated to be conducted. The Assets are adequate to conduct the Company’s Business as it is presently being conducted and will be adequate to enable Purchaser to continue to conduct the Company’s Business as it is presently being conducted.

(b) The Company is in full possession of the Assets.

(c) Schedule 4.5(c) of the Company and Seller Disclosure Schedule sets forth any items owned by either Seller valued over ten thousand dollars ($10,000) that are located at the Leased Real Property or that are otherwise owned by the Company, if not at the Leased Real Property. The Company has possession of all books and records reasonably necessary for the conduct of the Company’s Business as it is presently being conducted, and the Company is the owner of all such books and records.

Section 4.6 Litigation and Proceedings. Save and except for the matters disclosed on Schedule 4.6 of the Disclosure Schedules, neither the Company nor Sellers have received service of process, and to the Knowledge of Sellers, there are no pending Actions or Actions threatened before or by any Person against the Company; there is no unsatisfied judgment, order or decree or any open injunction binding upon the Company; and to the Knowledge of Sellers, no event has occurred and no condition exists on the basis of which any litigation, proceeding or investigation would reasonably be expected to result, including any litigation, proceeding or investigation which would be expected to have a Material Adverse Effect on the Company or otherwise affect or challenge the legality, validity or enforceability of this Agreement or any Transaction Document to which Company is a party to. Company and each Seller have not received any notice of any violation of any applicable Law or Governmental Order and to the Knowledge of Sellers, no Actions involving an allegation of violation of any applicable Law or Governmental Order is threatened or contemplated. Neither Company, each Seller, nor any of their respective officers, directors, or managers is or has been the subject of any Action involving a claim of violation of, or liability under federal or state securities laws or a claim of breach of fiduciary duty. There is no pending, or to the Knowledge of Sellers, threatened, investigation by the SEC involving the Company, Sellers or any of their respective managers, officers, or directors thereof.

Section 4.7 Employees, Independent Contractors and Consultants; Transactions with Affiliates; Bad Actors.

(a) Except as otherwise set forth in Schedule 4.7(a) of the Company and Seller Disclosure Schedule, at Closing, Purchaser will have no material payment or other obligations to the employees, independent contractors and consultants of the Business.

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(b) No labor dispute exists or to the Knowledge of Sellers, is threatened with respect to any of the employees of the company, which could reasonably be expected to result in a Material Adverse Effect. None of the company’s employees is a member of a union that relates to such employee’s relationship with the Company and the company is not a party to a collective bargaining agreement and the Company believes that its relationship with its employees are good. To the Knowledge of Seller no officer of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or a non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such officer does not subject the Company to any liability with respect to any of the foregoing matters. The company is in compliance with all U.S. federal, state, and local law and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment, and wages and hours, except where failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as otherwise set forth in Schedule 4.7(c) of the Company and Seller Disclosure Schedule, none of the managers, officers, or directors of the Company, and to the Knowledge of Sellers, none of the employees of the Company, is presently a party to any transaction with the Company (other than for services as managers, employees, officers, and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director, manager, or such employee or, to the Knowledge of Sellers, any entity in which any officer, manager, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member, manager or partner, other than for (i) payment of salary or consulting fees or similar payments for services rendered, (ii) reimbursement for expenses incurred on behalf o Company and (iii) other employee benefits, including stock option agreements, restricted stock awards, or similar agreements under any equity-based compensation plan of Company.

(d) The Company and Sellers have exercised reasonable care to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To the Knowledge of Sellers, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or Affiliate of the Company; any manager, director or executive officer; and any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power.

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Section 4.8 Accounts Receivable. The Accounts Receivable reflected on the Financial Statements and Interim Financial Statements and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods actually delivered or services actually rendered in the Ordinary Course of Business and have been billed; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (c) are collectible in full within sixty (60) days after billing. Except as set forth on Schedule 4.8 of the Company and Seller Disclosure Schedule, all such Accounts Receivable have been collected as of the Execution Date.

Section 4.9 Taxes. With respect to the Company:

(a) All Tax Returns required to be filed that encompass or relate in any manner to the Assets or the Company or a Seller, have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes (whether shown or not on any Tax Return) relating to (i) each Seller and (ii) the Company and its Assets or the Business that are due and payable have been timely paid.

(b) No Tax deficiency has been proposed or assessed against the Company or any Seller, and the Company nor has any Seller executed any waiver of any statute of limitations on the assessment or collection of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. Except for Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes on a Seller, the Company or Assets, and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien.

(c) All Taxes that the Company is or was required to withhold or collect (for employees, independent contributors, consultants, note holders, members and other Persons) have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authority.

(d) The Company has not been, and the Company is not currently the subject of, and there is no pending or threatened in writing, disputes, claims, actions, examinations, audits, investigations, litigations, or other proceedings against the Company with respect to Taxes. The Company has not received notice of any issue or question currently pending by any Governmental Authority in connection with the Company’s Tax Returns. No written claim has ever been made by a Governmental Authority in a jurisdiction in which the Company does not currently file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) None of the Company’s Assets consist of any stock, partnership interest, limited liability company interest, legal or beneficial interest, or any other equity interest in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(f) The Company does not have: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes; (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on Purchaser after the Closing; (iv) an obligation under any agreement, contract, arrangement or plan to indemnify, gross up, or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).

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(g) Seller understands that Seller (and not Purchaser) shall be responsible for Seller’s own Tax liability that may arise as a result of any receipt by a Seller of the Closing Consideration or the transactions contemplated by this Agreement.

Section 4.10 Governmental Authorities; Consents. Except as set forth on Schedule 4.10, no consent, approval, authorization, license, order or Permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person, is required to be made or obtained by the Company or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.11 Insurance.

(a) The Company maintains insurance with respect to its Assets and the Business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as the Company, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b) Schedule 4.11 contains a list and a description of all policies of property, fire and casualty, product liability, professional liability, general liability, workers’ compensation, bonding arrangements and other forms of insurance held or implemented by the Company. True, correct and complete copies of such insurance policies and arrangements have been made available to Purchaser as requested.

(c) All such policies listed on Schedule 4.11 are in full force and effect. The Company is not in default of, has paid all premiums due, and has otherwise performed all obligations, under each policy listed on Schedule 4.11. The Company has not received (i) any written notice of cancellation or modification of any policy listed on Schedule 4.11 or written refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, (iii) any other written notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder or has made any reservation of right or similar exception in respect of any claim thereunder, and (iv) the Company has not been refused any insurance, nor have any of their respective coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance.

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(d) Except as described on Schedule 4.11, (i) the Company has not made any material claims against any of the insurance policies and arrangements of the Company in effect at the time of Closing, and (ii) to the Knowledge of Sellers, no other party has made or threatened to make a material claim against any of the insurance policies and arrangements of the Company in effect at the time of Closing.

Section 4.12 Material Contracts; Bank Accounts.

(a) Schedule 4.12(a) of the Company and Seller Disclosure Schedule sets forth a list of the following contracts and agreements to which the Company is a party as of the Closing Date (other than the Company Guarantees) (the “Material Contracts”):

(i) any contract or agreement that results in annual gross revenue or gross expenditures in excess of ten thousand dollars ($10,000);

(ii) any contract or agreement for lease of fixtures or equipment involving aggregate payments by Company in excess of ten thousand dollars ($10,000) in any calendar year that are not terminable without penalty within sixty (60) days;

(iii) any contract or agreement for lease of personal property, fixtures, or equipment involving aggregate payments by Company in excess of ten thousand dollars ($10,000) in any calendar year that is not terminable without penalty within sixty (60) days; and

(iv) any contract or agreement under which the consequences of a default or termination would be likely to have a Material Adverse Effect on the Company.

(b) Except with respect to Material Contracts that expire prior to the Closing Date in accordance with their terms, each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to the Knowledge of Sellers, the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles. Neither the Company nor, to the Knowledge of Sellers, any other party to any Material Contract, is in breach or default in any material respect under any Material Contract, and there are no Actions pending nor, to the Knowledge of Sellers, threatened in writing under or relating to any Material Contract. None of the Material Contracts have been cancelled, terminated, amended or modified (except for change orders and similar modifications made available to Purchaser or occurring after the Closing Date in the Ordinary Course of Business promptly provided to Purchasers following execution thereof) and neither Sellers nor the Company have provided or received any notice of any intention to cancel, terminate, amend or modify any Material Contract.

(c) Schedule 4.12(c) Company and Seller Disclosure Schedule discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box currently used by the company, the financial institution at which that account or box is maintained and the names of persons authorized to draw against the account or otherwise have access to the account or box, as the case may be. To the Knowledge of Sellers, other than the bank accounts and safe deposit boxes referenced above, and included in Schedule 4.12(c), no other bank account or safe deposit box of the company exists.

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Section 4.13 Absence of Certain Changes or Events. Since December 31, 2024, except as set forth on Schedule 4.13 of the Company and Seller Disclosure Schedule, the activities of the Company have been carried out in the Ordinary Course of Business, and there has not been any:

(a) Material Adverse Effect with respect to the Company, its Business, or Assets;

(b) Issuance, purchase, redemption, encumbrance, granting, or disposition of any of the Membership Interests or other equity security of the Company or a Seller, or grant or issuance of any option, warrant or other right to purchase or acquire any such equity securities of Company or a Seller or any alteration or amendment of any term of any outstanding security;

(c) Increase in the compensation payable or to become payable by the Company to any of its officers, employees, directors, members, consultants or agents (collectively, “Personnel”) other than in the Ordinary Course of Business consistent with past practices, but only to the extent duly and accurately reflected in the Financial Statements and set forth on Schedule 4.13(c) of the Company and Seller Disclosure Schedule;

(d) Bonus, incentive compensation, service award or other like benefit granted, made or accrued or agreed to be granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel other than in the Ordinary Course of Business consistent with past practices, but only to the extent duly and accurately reflected in the Financial Statements and as set forth on Schedule 4.13(d) of the Company and Seller Disclosure Schedule;

(e) Payments to any pension, retirement, profit-sharing, bonus or similar plan, except in the Ordinary Course of Business;

(f) Payment or other distribution to any employee or member, except compensation paid in the Ordinary Course of Business;

(g) Change in relations between the Company, and any unions or workers councils of the employees or members of the Company that adversely affects the Company;

(h) Sale, assignment or transfer of any Assets of the Company other than in the Ordinary Course of Business;

(i) Amendment, cancellation or termination of any Material Contract other than Material Contracts in the Ordinary Course of Business or Material Contracts where the aggregate payments in one (1) year do not exceed ten thousand dollars ($10,000);

(j) Failure to operate the Company in the Ordinary Course of Business, to use reasonable efforts to preserve the Company intact, to keep available the services of the necessary Personnel consistent with past practices, and to preserve the goodwill of its suppliers, customers and others having business relations with the Company;

(k) Change in accounting methods or practices by the Company;

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(l) Revaluation by the Company of its Assets, including without limitation, writing off notes or Accounts Receivable other than in the Ordinary Course of Business consistent with past practice, but only to the extent duly and accurately reflected in the Financial Statements;

(m) Single capital expenditure in excess of one hundred thousand dollars ($100,000), or capital expenditures in the aggregate in excess of three hundred thousand dollars ($300,000);

(n) Damage, destruction, or loss (whether or not covered by insurance) adversely affecting the properties or business of the Companies in an amount exceeding one hundred thousand dollars ($100,000); or

(o) New contract or agreement entered into outside the Ordinary Course of Business or with any partner, interest holder, member, officer, director or other Affiliate of the Company or Seller;

(p) Declaration, payment, setting aside for payment of any distribution (whether in equity or property) with respect to any interests of the Company;

(q) Indebtedness incurred excess of $100,000 in the aggregate;

(r) Guarantees or endorsements of any obligation for any Person;

(s) Liens created on any property or Asset of Company, other than Permitted Liens;

(t) Acquisitions of securities or any ownership interest in any other Person;

(u) Waiver or release of any material right or claim of the Company or incurred any modification, amendments or terminations of any Material Contract, which are in the aggregate materially adverse to the Company or the Business; and

(v) Entered into any agreements or contracts to do any of the foregoing.

Section 4.14 Financial Statements.

(a) No later than the Closing Date, Sellers shall provide to Purchaser true and complete copies of the (i) balance sheets of the Company as of December 31, 2022 and 2023, and the related audited statements of income and cash flows for the calendar years then ended (the “Financial Statements”); and (ii) unaudited balance sheet of the Company as of December 31, 2024, and the related unaudited statements of income for the annual period then-ended (the “Interim Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the time periods indicated and have been prepared in accordance with the Company Accounting Practices consistently applied throughout the periods indicated and reviewed by the management of the Company. The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the Company as of the date and for the period indicated and have been prepared in accordance with the Company Accounting Practices, consistent with the Financial Statements and reviewed by the management of the Company. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company, which are accurate and complete and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

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(c) The Company has no obligation, liability or Indebtedness (whether known or unknown and whether absolute, contingent or otherwise) except those that: (a) are fully accrued or reserved against in the Financial Statements regardless of whether such obligation, liability or Indebtedness is required by GAAP to be included in the Financial Statements; (b) were incurred since the most recent balance sheet included in the Financial Statements in the Ordinary Course of Business and consistent with past practices and are of the same type and category as shown in the Financial Statements; (c) are obligations under Material Contracts, excluding liability for breaches thereof; or (d) are expressly set forth in this Agreement or Schedule 4.14(c) of the Company and Seller Disclosure Schedule .

Section 4.15 Real Property.

(a) Schedule 4.15(a) of the Company and Seller Disclosure Schedule sets forth the address or legal descriptions of all real property (collectively, the “Owned Real Property”) owned by the Company. Except as set forth on Schedule 4.15(a) of the Company and Seller Disclosure Schedule, the Company has good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens, save and except for Permitted Liens.

(b) Schedule 4.15(b) sets forth a true and complete list and description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”), including the address thereof, the monthly fixed rental, the expiration of the applicable lease term, any lease extension options and any security deposits. A true and correct copy (or if oral, then a written description thereof) of the lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by the Company or, to the Knowledge of Sellers, the lessor under any of the Real Property Leases, and to the Knowledge of Sellers, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.15, of the Company and Seller Disclosure Schedule, no consent is required from the lessor under any of the Real Property Leases in connection with the transactions contemplated by this Agreement and the Transaction Documents, which has not been obtained and provided to Purchaser. The Company has not leased or sublet as lessor or sublessor, and no Person (other than the Companies) is in possession of, any of the Leased Real Property.

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(c) To the Knowledge of Sellers, all improvements located on, and the use presently being made of, the Leased Real Property comply with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by applicable Law, and the same use thereof by Purchaser following Closing, in the same manner as conducted by the Company prior to Closing, will not result in any violation of any such code, ordinance, regulation or standard. The present use and operation of the Leased Real Property does not constitute a non-conforming use and is not subject to a variance. There is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would materially adversely affect the Company.

(d) To the Knowledge of Sellers, there is no currently pending or contemplated reassessment of any parcel included in the Leased Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company under any agreement relating to the Leased Real Property.

(e) To the Knowledge of Sellers, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Leased Real Property. Neither the Company nor Sellers have received any written notice or oral notice of any such proceeding and, to the Knowledge of Sellers, no such proceeding is contemplated.

(f) To the Knowledge of Sellers, there are no material defects in, mechanical failure of, or damage to, the Leased Real Property. To the Knowledge of Sellers, the mechanical, electrical and HVAC systems serving the Leased Real Property are in good working condition.

(g) All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Leased Real Property in sufficient quantities and quality to adequately serve the Leased Real Property in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

Section 4.16 Environmental.

(a) Except as set forth on Schedule 4.16 of the Company and Seller Disclosure Schedule, the Company is presently and has been in material compliance with all Environmental Laws applicable to the Leased Real Property, formerly owned, leased or operated locations, or its Business. Neither the Company nor Sellers have received any written notice, report, or other communication regarding any violation, alleged violation, or potential liability under any Environmental Laws, and, to the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to give rise to any such violation of or potential liability under any Environmental Laws.

(b) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings, demands, notices of violation, deficiency notices, investigations, or the like pending or, to the Knowledge of Sellers, threatened, relating to compliance with or liability under any Environmental Law affecting the Company.

(c) There has been no impermissible Release of, or exposure of any Person to, Hazardous Materials by the Company or, to the Knowledge of Sellers, by any other Person, at the Leased Real Property, any real property owned, leased or operated by the Company, or elsewhere that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

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Section 4.17 Legal Compliance. Except with respect to (i) matters set forth on Schedule 4.17 of the Company and Seller Disclosure Schedule (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.16) of the Company and Seller Disclosure Schedule, (iii) compliance with employment Laws (as to which certain representations and warranties are made pursuant to Section 4.16) of the Company and Seller Disclosure Schedule, and (iv) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.9 of the Company and Seller Disclosure Schedule), Seller (with respect to the Business) and the Company are now, and at all times since their respective inceptions have been, in compliance with all Laws or Governmental Orders with respect to its operation of the Company, the Business and the Assets. The operations of the Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (“Money Laundering Laws”) and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of Sellers, threatened.

Section 4.18 Indebtedness. Schedule 4.18(a) of the Company and Seller Disclosure Schedule sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness of the Company and the Indebtedness of the Company to be paid off prior to Closing, save and except for Indebtedness evidenced by the Promissory Notes.

Section 4.19 COVID-19; CARES Act.

(a) Since January 1, 2022 (“Reference Date”), except as set forth on Schedule 4.19(a) of the Company and Seller Disclosure Schedule, the Company has not, as a result of COVID-19 or otherwise:

(i) Closed or idled, in each case whether in whole or part, any facility on any real property, or adopted plans to take any such action;

(ii) Agreed to defer or modify payment terms with respect to any accounts receivable, or received any request to take such actions from any third-party, written off any accounts receivable or increased any reserves for uncollectible accounts;

(iii) Deferred payment of, or modified payment terms with respect to, any accounts payable or Indebtedness, or requested any such deferment or modification from any third-party;

(iv) Laid-off, furloughed, terminated or changed compensation or benefits of, whether on a temporary or permanent basis, any employees, any independent contractors or consultants, or adopted plans to take any such action;

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(v) Made any claim under any insurance policy or experienced any event or circumstance to which a claim may be made under any insurance policy;

(vi) Temporarily shut down or ordered a reduction in force;

(vii) Suffered a material disruption in its supply chains; or

(viii) Entered into any Material Contract to do any of the foregoing or undertaken any action or omission that would result in any of the foregoing.

(b) The Company has not applied for, incurred, received or guaranteed any relief, assistance or Indebtedness pursuant to any relief or similar program administered by any Governmental Authority or other Person in connection with COVID-19, including the CARES Act (including, but not limited to, any PPP Loans).

(c) Schedule 4.19(e) of the Company and Seller Disclosure Schedule identifies all actions taken by the Company outside the Ordinary Course of Business since the Reference Date with respect to Taxes, including any delay or reduction in the payment or the deposit of any Taxes, any delay in the filing of any Tax Return, Tax election or other Tax-related filing (including pursuant to IRS Notice 2020-18, IRS Notice 2020-23 or any similar or related guidance for federal, state or local Tax purposes), any material Tax election, any amendment to any Tax Return, any consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, any claim for refund, any utilization of any Tax credits, Tax benefits or other Tax incentives under the Families First Coronavirus Response Act, the CARES Act or any other similar or related federal, state or local Laws, and any other similar actions relating to Taxes or Tax Returns. Except as set forth in Schedule 4.19(e) of the Company and Seller Disclosure Schedule, since the Reference Date, the Company has not taken any actions with respect to Taxes outside the Ordinary Course of Business. Schedule 4.19(e) of the Company and Seller Disclosure Schedule identifies the amount (if any) of each Company’s portion of Social Security Taxes the deposit and payment of which has been deferred pursuant to Section 2302 of the CARES Act. Schedule 4.19(e) of the Company and Seller Disclosure Schedule also identifies the amount of any payroll or other Taxes that would otherwise have been payable to a Governmental Authority but has been withheld or retained by the Company on the basis that the Company is eligible for and is claiming an Employee Retention Credit under Section 2301 of the CARES Act, and the Company was entitled to withhold or retain such amounts pursuant to Section 2301 of the CARES Act and has complied with all conditions to eligibility and other requirements relating thereto. The Company has not taken any action with regard to the Employee Retention Credit under Section 2301 of the CARES Act.

(d) Except as set forth in Schedule 4.19(d) of the Company and Seller Disclosure Schedule, since the Reference Date, the Company has not made any claims to landlords of the Company with respect to rent, reduction in leased space, or other relief under any leases of the Company for Leased Real Property, including those relating to claims of breach of quiet enjoyment, interruption of service, impossibility of performance, frustration of purpose, force majeure, or otherwise.

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Section 4.20 Intellectual Property.

(a) Schedule 4.20 of the Company and Seller Disclosure Schedule sets forth a true, correct and complete list of all the Intellectual Property owned (in whole or part), held or created by, or licensed to or used by the Company, with the method of ownership included in such Schedule. The Company owns and possesses, free and clear of all Liens, all right, title and interest in or have a valid and enforceable written license or rights to use, all Intellectual Property used by the Company in the operation of the Business as presently conducted. Except as set forth on Schedule 4.20, of the Company and Seller Disclosure Schedule no loss or expiration of any of the Intellectual Property is pending or, to the Knowledge of Sellers, threatened. The Company owns and possesses all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, the Company’s employees or independent contractors, relating to the Business.

(b) To the Knowledge of Sellers, the Company has not infringed or misappropriated, and the operation of the Business as currently conducted does not infringe or misappropriate, any Intellectual Property rights of other Persons. The Company has not received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person). To the Knowledge of Sellers, no third party has infringed or misappropriated any of the Intellectual Property of the Company. To the Knowledge of Sellers, all rights to the Company’s Intellectual Property are fully enforceable. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company in and to the Intellectual Property of the Company and all of the Intellectual Property of the Company shall be owned or available for use by the Company immediately after the Closing on terms and conditions identical to those under which the Company owned or used the Intellectual Property of the Company immediately prior to the Closing. The Company has taken commercially reasonable efforts and security measures to protect the Intellectual Property of the Company from infringement, misappropriation, and unauthorized disclosure.

(c) Neither the Company nor either Seller has received any notice of any, actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network, or equipment of the Company (or the Seller to the extent used in the Business), including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of the Company or either Seller about or from an individual that is protected by or subject to any data protection, privacy or security Laws, including protected health information.

(d) The Company has complied at all times with all relevant requirements of any applicable data protection Law, the Company’s own data protection principles, requests from data subjects for access to data held by the Company and any Law relating to the registration of data users. The Company has not received any notification from a Governmental Authority regarding noncompliance or violation of any data protection principles or Law. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data and no facts or circumstances exist that might give rise to such a claim. The Company has not undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information and, to the Knowledge of Sellers, the Company is not subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding same. The Company has taken reasonable commercial steps to preserve the availability, security and integrity of the information systems and the data and information stored on the information systems owned or exclusively controlled by the Company. The Company has maintained, and continue to maintain, safeguards, security measures and procedures to protect against the unauthorized access, destruction, loss, or alteration of customer data or information (including any personally identifiable information) in the Company’s possession or control.

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Section 4.21 Licenses. The Company possesses and has maintained all Licenses required to permit the Company to own, operate, use and maintain the Assets in the manner in which they are now operated and maintained and to conduct the Business as presently conducted.

Section 4.22 Brokers’ Fees. Except as set forth on Section 4.22, no Person has acted directly or indirectly as a broker, finder or financial advisor for any Seller or the Company in connection with the negotiations relating to the transactions contemplated by this Agreement for which Purchaser will become obligated to pay any compensation or commission. Each Seller will indemnify and hold Purchaser harmless against any liability or expense arising out of, or in connection with, any such claim, in accordance with the indemnification provisions hereunder.

Section 4.23 Disclosure. This Agreement, the Schedules and Exhibits hereto, and all other documents and written information furnished by Sellers and the Company to Purchaser pursuant hereto or in connection herewith, are true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are no facts or circumstances relating to the Company, the Assets or the Business which adversely affect or might reasonably be expected to adversely affect the Company, the Assets, the Business (including the prospects or operations thereof), or the ability of the Company to perform this Agreement or any of its obligations hereunder.

Section 4.24 Representations of the Sellers. Each Seller severally and jointly, makes the following representations and warranties to the Purchaser which are set forth in this Section 4.24. No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. These representations and warranties are made in addition to those made by Sellers in Sections 4.01 through 4.23 and nothing herein is intended to amend, modify or otherwise relieve a Seller from such representations.

(a) Compliance with Duties. Each Seller has not taken any act or omitted to take any act, or permitted any act or omission to occur, which will cause a breach of his duties as a member, director or officer of the Company.

(b) Purchase Entirely for Own Account. This Agreement is made with each Seller in reliance upon each Seller’s representations to Purchaser, which by such Seller’s execution of this Agreement, such Seller hereby confirms, that the Closing Consideration, to the extent applicable, that will be issued to such Seller pursuant to Section 3.1will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller does not have a present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Seller represents that such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Closing Consideration.

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(c) Receipt of Information. Each Seller confirms that such Seller has received all the information such Seller considers necessary or appropriate for deciding whether to enter into this Agreement and the resulting receipt of the Closing Consideration, to the extent applicable. Each Seller further represents that such Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the Purchaser, and its business, properties, prospects, and financial condition and its subsidiaries and to obtain additional information (to the extent the Purchaser and its subsidiaries possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Seller or to which such Seller had access. The foregoing, however, does not limit or modify the representations and warranties of Purchaser in Article V or the rights of such Seller to rely thereon.

(d) Investment Experience. Each Seller acknowledges that it is financially sophisticated, able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it can evaluate the merits and risks of the transactions contemplated by this Agreement, including but not limited to an investment in the securities of Purchaser, contained in the Closing Consideration. Seller understands that the securities underlying the Closing Consideration involve substantial risks.

(e) Accredited Seller Status. Each Seller is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Seller is not required to be registered as a broker-dealer.

(f) Illiquidity of Securities. Notwithstanding Section 6.5 of this Agreement, each Seller understands that it must bear the economic risk of holding any securities contained in the Closing Consideration for an indefinite period of time because, among other reasons, securities underlying the Closing Consideration have not been registered under the Securities Act, applicable state securities laws or similar laws of any other jurisdiction whatsoever, and, therefore, such securities cannot be sold, resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the securities and similar laws of each applicable jurisdiction, or unless exemptions from such registration requirements are available. Each Seller hereby agrees that it will not, directly or indirectly, assign, transfer, offer, sell, pledge, hypothecate or otherwise dispose of all or any part of such securities contained in the Closing Consideration (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of the securities contained in the Closing Consideration) except in accordance with the registration provisions of the securities and similar laws of each applicable jurisdiction or an exemption from such registration provisions.

(g) Ownership of Membership Interest. Each Seller owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Purchaser pursuant to this Agreement, such Seller’s Membership Interest free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Seller is a party or by which such Seller or such Seller’s Membership Interest are bound with respect to the issuance, sale, transfer, voting or registration of such Membership Interest. At the Closing, the Purchaser will acquire good, valid and marketable title to such Membership Interest free and clear of any and all Liens.

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Section 4.25 Closing Consideration. The Parties have negotiated in good faith and agreed that the fair market value of the (i) Purchaser Stock Consideration to be the volume weighted average closing price of the Purchaser Common Stock for the ten (10) trading days immediately prior to the Closing Date and (ii) Purchaser Common Stock contained in the Earnout Consideration to be valued at the volume weighted average closing price of the Purchaser Common Stock for the for the ten (10) trading days immediately prior to December 31 of each year that Earnout Consideration is earned

Article V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

All representations and warranties are made subject to the exceptions noted in the schedules delivered to Sellers and Company concurrently herewith and identified by the Purchaser as the “Purchaser Disclosure Schedule”. No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each Schedule of the Purchaser Disclosure Schedule will be numbered to correspond to the paragraph of the section to which it relates. Purchaser hereby make the following representations and warranties to Company and Sellers as follows:

Section 5.1 Organization Purchaser is a corporation, duly organized and validly existing under the laws of the State of Nevada. Purchaser has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it and to carry on its business as currently conducted by Purchaser.

Section 5.2 Due Authorization. Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder have been duly and validly authorized by Purchaser, and no other action on the part of Purchaser is necessary, except for required filings with the SEC and FINRA. This Agreement and the Transaction Documents have been duly and validly executed and delivered by Purchaser and are, or will be, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser, in accordance with its terms, except as the enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (ii) general principles of equity.

Section 5.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not violate any provision of, or result in the breach of any applicable Law, rule or regulation of any Governmental Authority, the articles of organization, articles of incorporation, operating agreement, bylaws or other organizational documents of Purchaser, or any agreement, indenture or other instrument to which Purchaser are party or by which Purchaser may be bound, or of any order, judgment or decree applicable to Purchaser, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Purchaser or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a Material Adverse Effect on the ability of Purchaser to enter into and perform its respective obligations under this Agreement or any other Transaction Document.

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Section 5.4 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and Sellers contained in this Agreement, to the Knowledge of Purchaser, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Purchaser with respect to Purchaser’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby other than required filings with the SEC and FINRA subsequent to the Closing.

Section 5.5 Brokers. Except as set forth in Schedule 5.5 of the Purchaser Disclosure Schedule, no Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which Sellers will become obligated to pay any compensation or commission. Purchaser will indemnify and hold each Seller and Company harmless against any liability or expense arising out of, or in connection with, any such claim, in accordance with the indemnification provisions hereunder.

Section 5.6 Closing Consideration. The (i) Purchaser Stock Consideration and (ii) Earnout Consideration, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration contemplated by this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of preemptive rights and all mortgages, pledges, security interests, liens, charges, claims, restrictions, easements or other encumbrances of any nature and restrictions imposed by or through Purchaser other than restrictions as set forth in the governing documents of Purchaser (including the Certificate of Designation), this Agreement, and the Lockup Agreement.

Section 5.7 Litigation and Proceedings. Purchaser has not received service of process, and to the Knowledge of Purchaser, there are no pending or threatened Actions before or by any Governmental Authority that would prevent or materially affect the transactions contemplated by this Agreement and the Transaction Documents; there is no unsatisfied judgment, order or decree or any open injunction binding upon Purchaser that would have an material effect upon the transactions contemplated by this Agreement and the Transaction Documents; and to the Knowledge of Purchaser, no event has occurred and no condition exists on the basis of which any litigation, proceeding or investigation would reasonably be expected to result that would materially affect the performance of this Agreement or the Transaction Documents.

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Article VI.

OTHER COVENANTS

Section 6.1 Exchange of Other Payments and Information. Following the Closing, (a) Sellers will promptly, and in any event, not later than three (3) Business Days following receipt, forward to Purchaser any payments received by Sellers with respect to any of the Assets, including, but not limited to Accounts Receivable, or the operation of the Business after the Closing, and any checks, drafts or other instruments payable to either Seller will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Purchaser and (b) Sellers will promptly forward to Purchaser any mail or other communications received by Sellers relating to the Company.

Section 6.2 Prorations. Seller and Purchaser shall prorate the Prorated Items as of the Closing Date, on the basis of the actual number of days each party had possession or use during the calendar year or, where the billing is for a lesser period, during such period, except for those Prorated Items where it is possible to prorate by actual usage. Seller and Purchaser shall cooperate with respect to such prorations and reimburse each other on a reasonable basis to accomplish the prorations provided for herein. For purposes of this Agreement, “Prorated Items” shall mean all periodic charges, including, but not limited to, prepaid lease payments, property taxes and utility payments, applicable to periods both before and after the Closing with respect to the Business normally prorated in connection with similar transactions.

Section 6.3 Further Assurances. From and after the Closing, the Parties shall take, or cause to be taken, such acts and execute such documents and instruments as may be reasonably required to effectuate the transactions contemplated hereby. From and after the Closing, each Seller shall cooperate with Purchaser, and shall use their reasonable best efforts to assist, in the transfer to Purchaser of the goodwill and reputation associated with the Business and of the Business’ relationships, including relationships with suppliers, customers, and employees.

Section 6.4 Confidentiality.

(a) The Parties shall treat as confidential all information and data (i) relating to the existence of this Agreement, including the Exhibits hereto, the contents hereof or thereof, or the transactions contemplated hereby and thereby, or (ii) that is or was (at any point) subject to restrictions on disclosure (including, for the avoidance of doubt, any information made available to Purchaser by or on behalf of Sellers or their Representatives prior to Closing) strictly confidential, except (A) for disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), (B) as required to perform this Agreement, (C) to the extent expressly contemplated by this Agreement (including in connection with the resolution of disputes hereunder), (D) for disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (E) for disclosures to Governmental Authorities as required by Law, (F) information which the non-disclosing party knew or to which the non-disclosing party had access prior to disclosure, provided that the source of such information is not known by the non-disclosing to be bound by a confidentiality obligation to the disclosing party, or (G) as to any information or data that is or becomes available to the public other than through the act or omission of such Party or its Representatives in violation of this Section 6.4(b) provided, that, prior to making any disclosures permitted under subsection (A) above, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information.

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(b) Each Seller hereby acknowledges that it is aware that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Nothing herein shall preclude disclosure of the confidential information or trading thereon after public disclosure of the confidential information is made by the Purchaser.

Section 6.5 Registration Statement.

(a) Upon completion of a Qualified Offering, Purchaser shall use commercially reasonable efforts to prepare, and file or cause to be prepared, and filed with the SEC, a registration statement on Form S-1 or any other form available to Purchaser (the “Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by the parties listed on Schedule II hereto and the Landlord with respect to the Lease Shares (the “Stock Recipients”) of (i) all of the Purchaser Stock Consideration, (ii) the Underlying Shares contained in the Earnout Consideration, to the extent available under SEC rules, and (iii) the Lease Shares, to the extent available under SEC rules (collectively, the “Registration Shares”). Purchaser shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as possible after filing (the date on which the Registration Statement becomes effective, the “Effectiveness Date”). During the period beginning on the Effectiveness Date and for a period of one (1) year following the Effectiveness Date, Purchaser shall use its commercially reasonable efforts to keep the Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another registration statement meeting the requirements of this Section 6.5(a) is available, under the Securities Act at all times until all of the Registration Shares has been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or until such time as the Registration Shares can be sold by the Stock Recipients without volume or manner of restriction under Rule 144 under the Securities Act or pursuant to another available exemption under SEC rules. The Registration Statement filed with the SEC pursuant to this Section 6.5(a) shall contain a prospectus in such form as to permit each Stock Recipient to sell such Stock Recipient’s Registration Shares pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effectiveness Date, and shall provide that the Registration Shares may be sold pursuant to any method or combination of methods legally available to, and requested by, such Stock Recipient. To the extent that the Purchaser and its legal counsel reasonably determine that the Registration Statement cannot register all of the Registration Shares, the Purchaser will use commercially reasonable efforts to register such remaining Registration Shares within one (1) year thereafter. In the event of a cutback by the SEC, the Purchaser will notify Stock Recipients of such cutback, and will amend the Registration Statement to include the maximum number of Registration Shares that the SEC will allow. Notwithstanding anything contained in this Section 6.5, no registration of any Registration Shares will be required in the event that Purchaser and its counsel determine that registration is not required for the Stock Recipients to dispose of their Registration Shares pursuant to an exemption from registration under the Securities Act.

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(b) Notwithstanding Section 6.5(a) above, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, Purchaser shall furnish to Stock Recipients and their legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Sellers or their legal counsel may reasonably request in order to facilitate the disposition of the Registration Shares, and provide Stock Recipients with the opportunity to object to any information pertaining to Stock Recipients and the plan of distribution that is contained therein and make the corrections reasonably requested by Stock Recipients with respect to such information prior to filing such Registration Statement or such other registration statement or supplement or amendment thereto; provided, however, Stock Recipients shall provide such objections and/or corrections within five (5) days of receipt of such Registration Statement.

(c) When effective, Purchaser covenants and agrees that the Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectuses contained in such Registration Statement, in light of the circumstances under which a statement is made).

(d) Purchaser shall notify Stock Recipients in writing of the effectiveness of the Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Effectiveness Date, and shall furnish to them, without charge, such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Registration Statement or such other documents as Sellers may reasonably request in order to facilitate the sale of the Registration Shares in the manner described in the Registration Statement.

Section 6.6 Commitment Regarding Company Indemnification Provisions. Purchaser covenants and agrees that during the period that commences on the Closing Date and ends on the sixth (6th) year anniversary of the Closing Date, Purchaser shall not cause any amendment, modification, waiver or termination of any provision of the Organizational Documents of the Company resulting in the exculpation from liability or rights to indemnification for officers, directors, managers or members of the Company, the effect of which would be to affect adversely the rights of any person serving as an officer, director, manager or member of the Company, existing as of the date of this Agreement under such provisions; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law or that otherwise treats such officer, director, manager or member of the Company the same as the officers and directors of the Purchaser.

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Section 6.7 Seller Right to Approve Boards of Directors. At Closing, Sellers will have the right to approve (i) the Board of Directors of Purchaser and (ii) the Board of Directors or Managers of the Company.

Section 6.8 Company Facility Lease. The Sellers agree that Company will enter into an amendment to the Company Facility Lease with Landlord contemporaneous with the Closing such that the Lease continues in full effect, except that all payments for rent due under the Company Lease may be made in Lease Shares.

Section 6.9 Employee Shares. The Sellers agree that they collectively will transfer and assign to the Company’s employees listed on Schedule II, shares of the Purchaser Stock Consideration equal to $3,037,500 in value based on the value of the Purchaser Stock Consideration (the “Employee Stock Transfer”). The shares constituting the Employee Stock Transfer will be issued in such amounts as set forth opposite the employee’s name on Schedule II and will be subject to time-based service or other performance conditions, to be mutually agreed to by the Company and Purchaser, within forty-five (45) days of the Execution Date, provided that such conditions will not exceed three (3) years from the Execution Date. Prior to any Employee Stock Transfer, Purchaser may require that employees receiving shares from an Employee Stock Transfer, enter into the Lockup Agreement.

Article VII.

TAX MATTERS

Section 7.1 Transfer Taxes. Any and all Transfer Taxes shall be proportionately borne by Sellers. Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to Transfer Taxes. Purchaser agrees to use commercially reasonable efforts and to cooperate with Sellers to minimize any Transfer Taxes.

Section 7.2 Property Taxes. With respect to any Property Taxes, including payments in lieu of Property Taxes, assessed on any of the Assets for a Tax Period that begins on or before and ends after the Closing Date (such period, a “Straddle Period”), the liability for such Property Taxes shall be prorated on a daily basis between Purchaser and Sellers, as of the Closing Date, with Sellers being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Purchaser being liable for the remainder of such Property Taxes. To the extent that either Seller, from and after the Closing, receives any bill, assessment or other notice of any such Property Taxes due for any Straddle Period, such Seller shall promptly forward a copy of such bill, assessment, or other notice to Purchaser.

Section 7.3 Cooperation on Tax Matters. Purchaser and Sellers shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, financial reporting matters, and any audit, litigation or other proceeding with respect to Taxes, in each case, relating to the Assets or the Business. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Seller agrees to, and agrees to cause its Affiliates to, retain all books and records in their possession with respect to Tax matters relating to the Assets or the Business for any Tax Period beginning on or before the Closing Date until the expiration of the statute of limitations of the Tax Periods to which such Tax Returns and other documents relate (and, to the extent notified by Purchaser, any extensions thereof).

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Section 7.4 Tax Returns. Sellers shall prepare and file any Tax Return in respect of the Company for any period that includes a pre-Closing Tax Period and shall have the sole right to control all proceedings with respect to such Tax Returns, and Sellers shall be responsible for any Taxes relating to the Company for any pre-Closing Tax Period. Purchaser shall prepare and file all Tax Returns in respect of the Company for any post-Closing Tax Period and shall have the sole right to control all proceedings with respect to such Tax Returns, and Purchaser shall be responsible for any Taxes relating to the Company for any post-Closing Tax Period.

Article VIII.

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties, of Company and Sellers contained in Article IV of this Agreement shall survive for a period of twelve (12) months following the Closing, except for (i) the representations and warranties contained in Section 4.1 (Organization and Qualification of the Companies), Section 4.2 (Capitalization of Companies), Section 4.2(a) (Capacity; Enforceability), Section 4.6 (Litigation and Proceedings), Section 4.7 (Employees, Independent Contractors and Consultants; Transactions with Affiliates; Bad Actors ), Section 4.9 (Taxes) Section 4.17 (Legal Compliance), Section 4.18 (Indebtedness), Section 4.20 (Intellectual Property), Section 4.21 (Licenses), and Section 4.22 (Broker Fees) (the “Fundamental Representations”), which will survive until the expiration of the applicable statute of limitations. All covenants and agreements of the Company and Sellers contained herein shall survive the Closing indefinitely or for the period explicitly specified herein as shall claims involving fraud, willful misconduct, or intentional misrepresentation on the part of Sellers. Notwithstanding the foregoing, any claims against either or both Sellers asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a Purchaser Indemnified Party to a Seller prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

(b) The representations and warranties, of Purchaser contained in Article V of this Agreement shall survive for a period of twelve (12) months from the Closing Date, except for representations and warranties contained in Section 5.2 (Litigation and Proceedings) (“Purchaser Fundamental Representations”), which will survive until the expiration of the applicable statute of limitations. All covenants and agreements of the Purchaser contained herein shall survive the Closing indefinitely or for the period explicitly specified herein as shall claims involving fraud, willful misconduct or intentional misrepresentation on the part of Purchaser. Notwithstanding the foregoing, any claims against Purchaser asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a Seller Indemnified Party to the Purchaser prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

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Section 8.2 Indemnification by Sellers.

(a) Subject to the provisions and limitations of this Article VIII, from and after the Closing Date, each Seller, severally and not jointly, shall indemnify and hold harmless Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) from and against any and all claims, liabilities, damages, losses, demands, obligations, deficiencies, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys’ fees, accountants’ fees, and all costs of investigation, and other expenses of defending any actions or claims, amounts of judgment and amounts paid in settlement, whether or not involving a Third Party Claim (collectively referred to as the “Damages”), suffered by Purchaser Indemnified Parties resulting from or arising out of (i) any inaccuracy or breach of any of the representations or warranties made by Company or either Seller in this Agreement or in any Transaction Document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by Company or either Seller in this Agreement or in any Transaction Document executed in connection herewith, (iii) any Taxes owed by either Seller and any Taxes owed by Company for or relating to the period prior to the Closing, (iv) any Indebtedness or Selling Expenses not fully paid by Company or either Seller on the Closing Date, save and except for Indebtedness disclosed on the Disclosure Schedules, (v) any fraud or willful misconduct or intentional misrepresentations or omissions by Company or either Seller (each claim made by the Purchaser Indemnified Parties pursuant to this Section 8.2(a) shall be a “Purchaser Claim”).

(b) Except as set forth in the last sentence of this Section 8.2(b), Seller shall not have liability for indemnification pursuant to clause (i) of Section 8.2(a) for any individual Purchaser Claim under clause (i) of Section 8.2(a) for which indemnification is provided hereunder unless the amount of all Purchaser Claims arising under clause (i) of Section 8.2(a) exceeds fifty thousand dollars ($50,000) in the aggregate (“Basket Amount”). Once the amount of all Purchaser Claims arising under clause (i) of Section 8.2(a) exceed the Basket Amount in the aggregate, Sellers shall be severally and not jointly responsible for the full amount of Purchaser Claims with respect to clause (i) of Section 8.2(a) including the Basket Amount. The Basket Amount shall not be applicable to any Purchaser Claim for breach of Section 4.8 (Accounts Receivable), Section 4.18 (Indebtedness). Notwithstanding the foregoing, the maximum aggregate liability of Sellers for Purchaser Claims under clause (i) of Section 8.2(a), other than Fundamental Representations, and Section 4.8 (Accounts Receivable), shall not exceed, in the aggregate, an amount equal to twenty percent (20%) of the Purchase Price (“Cap”). Furthermore, the maximum aggregate liability of Sellers for Purchaser Claims under Section 8.2(a) shall not exceed, in the aggregate, an amount equal to the Purchase Price. The limitations set forth in this Section 8.2(b) shall not apply to any Purchaser Claim related to clauses Section 8.2(a)(iii) through Section 8.2(a)(v).

(c) For purposes of determining under Article IV the inaccuracy or breach of any representation or warranty herein or in any instrument or document delivered hereunder and the amount of any Damages that are indemnifiable hereunder, each such representation and warranty shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such standard or qualification were deleted from such representation or warranty).

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(d) The Purchaser Indemnified Parties shall not be entitled to assert any Purchaser Claim for indemnification pursuant to this Section 8.2 for Purchaser Claims for indemnification with time restrictions under Section 8.1(a) after the dates provided in Section 8.1(a); provided, however, that if on or prior to such date a Notice of Claim (as defined below) shall have been provided pursuant to Section 8.4 hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

(e) All claims for indemnification by Purchaser Indemnified Parties shall be net of any insurance proceeds from Company insurance policies, actually received as a result of the matter for which indemnification is claimed.

(f) Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such agreement or final, non-appealable adjudication by paying the Damages by wire transfer of immediately available funds to an account designated by such Purchaser Indemnified Party.

Section 8.3 Indemnification by Purchaser.

(a) Subject to the provisions of this Article VIII, from and after the Closing Date, Purchaser shall indemnify and hold harmless Sellers, and their respective Affiliates (the “Seller Indemnified Parties”) from and against any and all Damages suffered by Seller Indemnified Parties resulting from or arising out of (i) any breach of any of the representations or warranties made by Purchaser in this Agreement or in any Transaction Document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by Purchaser herein or any document executed in connection herewith, notwithstanding when any such breach or nonfulfillment may occur, or (iii) any fraud or willful misconduct or intentional misrepresentations or omissions by Purchaser (a claim made by the Seller Indemnified Parties pursuant to this Section 8.3(a) shall be a “Seller Claim”).

(b) None of the Seller Indemnified Parties shall be entitled to assert any claim for indemnification pursuant to Section 8.3 after the dates provided in Section 8.1(b); provided, however, that if on or prior to such date a Notice of Claim shall have been given pursuant to Section 8.4 hereof for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

(c) Except as set forth in the last sentence of this Section 8.3(c), Purchaser shall not have liability for indemnification pursuant to clause (i) of Section 8.3(a) for any individual Seller Claim that arises under clause (i) of Section 8.3(a) for which indemnification is provided hereunder unless the amount of all Seller Claims that arise under clause (i) of Section 8.3(a) exceed the Basket Amount. Once the amount of all Seller Claims arising under clause (i) of Section 8.3(a) exceeds the Basket Amount in the aggregate, Purchaser shall be responsible for the full amount of Seller Claims with respect to clause (i) of Section 8.3(a) including the Basket Amount. Notwithstanding the foregoing, the maximum aggregate liability of Purchaser for Seller Claims under clause (i) of Section 8.3(a), other than Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Cap. The maximum aggregate liability of Purchaser for Seller Claims under clause (i) of Section 8.3(a), including Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Cap. The limitation set forth in this Section 8.3(c) shall not apply to Purchaser’s indemnification obligations with respect to any indemnifiable losses arising from fraud, willful misconduct or intentional misrepresentations on the part of Purchaser.

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(d) All claims for indemnification by the Seller Indemnified Parties shall be net of any insurance proceeds received as a result of the matter for which indemnification is claimed.

Section 8.4 Indemnification Procedures.

(a) Upon obtaining knowledge of any claim or demand which has given rise to a claim for indemnification under Section 8.2 or Section 8.3, the Purchaser Indemnified Parties or the Seller Indemnified Parties (each, an “Indemnified Party”) shall give written notice (“Notice of Claim”) of such claim or demand to the applicable indemnifying party (each, an “Indemnifying Party”). In each case, such Notice of Claim shall specify in reasonable detail such information as the Indemnified Parties may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that, subject to the limitations set forth in Section 8.1, Section 8.2 and Section 8.3, respectively, no failure or delay by the party giving the Notice of Claim shall reduce or otherwise affect the obligation of the Indemnifying Party unless and to the extent the Indemnifying Party is thereby prejudiced.

(b) Within thirty (30) Business Days of receiving a Notice of Claim, the Indemnifying Party may object to such indemnification claim, stating in reasonable detail the bases for such objection. Any objection to a Notice of Claim must be signed by one or more representatives of the Indemnifying Party or its counsel and shall set forth in reasonable detail the items as to which disagreement exists (the “Disputed Matters”). If an objection is delivered, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve in writing any Disputed Matters. If they are unable to reach an agreement with respect to the Disputed Matters within a period of thirty (30) Business Days after the receipt of an objection, then any Disputed Matters as to which written agreement has not been reached shall be resolved in accordance with the procedures described in Article IX.

(c) If any lawsuit or other action is filed or instituted against any of the Indemnified Parties with respect to a matter subject to indemnity hereunder (a “Third Party Claim”), notice thereof (a “Third Party Notice”) shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons). Subject to the limitations set forth in Section 8.1, Section 8.2 and Section 8.3, respectively, the failure of the Indemnified Parties to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party has actually been prejudiced as a result. After receipt of a Third Party Notice, if the Indemnifying Party provides evidence reasonably satisfactory to the Indemnified Party that it has the ability to pay the amounts claimed in the Third Party Claim and that the Third Party Claim relates to a matter for which indemnification is proper under this Agreement, the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice to handle and defend the Third Party Claim (the selection of such attorneys to be subject to approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), at the Indemnifying Party’s cost, risk and expense, and (iii) to compromise or settle such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, and shall cause its Affiliates to, cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom for which the Indemnifying Party has assumed the defense; and the Indemnified Party may, at the Indemnified Party’s own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall also cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) days after receipt of the Third Party Notice (or within such shorter period of time as may be necessary to prudently defend such claim), the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim and the Indemnifying Party shall have the right to participate therein at the Indemnifying Party’s cost; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party informed (including, as necessary, updates from counsel) of the progress of any such defense, compromise or settlement, when and as reasonably requested by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party to the extent such underlying claim is indemnifiable under this Article VIII if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction or equitable or other non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived upon petition by the Indemnified Party; (4) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; or (5) the Indemnified Party reasonably believes that the Damage relating to the claim would exceed the maximum amount that such Indemnified Party would then be entitled to recover under the applicable provisions of Article VIII.

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(d) If the indemnification claim is made pursuant to Section 8.2, the total amount of such matured claims shall be paid in accordance with Section 8.2, subject to the limitation set forth in Section 8.2; likewise, if the indemnification claim is made pursuant to Section 8.3, the total amount of such matured claims shall be paid in accordance with Section 8.3, subject to the limitations set forth in Section 8.3.

(e) The Indemnifying Party shall be subrogated to the rights of the Indemnified Party in respect of any insurance (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of any Party) relating to claims made hereunder, as the case may be, to the extent of any indemnification payments made hereunder, and the Indemnified Party shall provide all reasonably requested assistance to the Indemnifying Party in respect of such subrogation, including executing any instrument reasonably necessary to evidence such subrogation rights.

(f) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS Article VIII OR OTHERWISE UNDER THIS AGREEMENT FOR EXEMPLARY OR PUNITIVE DAMAGES, WHETHER IN TORT (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT OR STATUTE, EXCEPT TO THE EXTENT ANY INDEMNIFIED PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A FINALLY ADJUDICATED THIRD-PARTY CLAIM, IN WHICH CASE SUCH DAMAGES SHALL BE RECOVERABLE (TO THE EXTENT RECOVERABLE UNDER THIS Article VIII) WITHOUT GIVING EFFECT TO THIS Section 8.4(f).

Section 8.5 Exclusive Remedy. The rights of the Indemnified Parties under this Article VIII shall be the exclusive remedy of such Indemnified Parties with respect to claims resulting from any breach by the Indemnifying Parties of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that this Section 8.5 is not intended in any way to limit or restrict the right of any party to separately seek equitable remedies, including injunctive relief or to pursue a claim for fraud or other non-waivable rights of action.

Section 8.6 Tax Treatment of Indemnity Payments. All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

Article IX.
SETTLEMENT OF DISPUTED MATTERS

Section 9.1 Attorneys’ Fees with Respect to Litigation. If a Seller, on the one hand, or Purchaser, on the other hand, initiates any Action against the other, involving this Agreement or any Transaction Document executed in connection hereto, the prevailing party (as determined by the applicable court) in such Action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees, experts’ fees, and other costs and expenses incurred by the prevailing party in respect of that proceeding, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such proceeding.

Section 9.2 Governing Law; Jurisdiction and Venue.

(a) This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the Laws of the State of Nevada, excluding its conflicts of laws provisions or rule that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

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(b) Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the federal courts located in Clark County, State of Nevada, for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any Party under this Agreement.

(c) To the extent permitted by applicable Law, each Party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (A) that it is not personally subject to the jurisdiction of the above named courts, (B) that such action is brought in an inconvenient forum, (C) that it is immune from any legal process with respect to itself or its property, (D) that the venue of the suit, action or proceeding is improper, or (E) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

(d) The Parties agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Article X.

MISCELLANEOUS

Section 10.1 Waiver. At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein. Any such waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, and such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 10.2 Notices. Except as otherwise expressly permitted herein, all notices, request, instruction or other document required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered with signed receipt, when received by facsimile, e-mail or other electronic means with electronic confirmation of delivery, when delivered by overnight courier with signed receipt or when delivered by United States certified mail, postage prepaid and return receipt requested. Unless changed by written notice given by either Party to the other pursuant hereto, such notices shall be given to the Parties at the following addresses:

If to Sellers or the Company (prior to Closing):

BSG Holdings, LLC; JBAH Holdings, LLC

5220 Spring Valley Road, Suite LL20

Dallas, Texas 75254

Attn: James Ballengee

Email:

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With a copy to:

If to Purchaser or the Company after Closing:

Adapti, Inc.

C/O Silvestre Law Group, P.C.

2629 Townsgate Road #215

Westlake Village, CA 91361

Attn: Adam Nicosia

With a copy to:	Silvestre Law Group, P.C.

2629 Townsgate Road #215

Westlake Village, CA 91361

Office: 818-597-7552, Fax:

Section 10.3 Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Party, which will not be unreasonably withheld conditioned, or delayed. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 10.4 Rights of Third Parties. Except as provided in Section 10.3 and this Section 10.4, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 10.5 Reliance. Each of the Parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

Section 10.6 Expenses. Each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether, or not such transactions are consummated, including, without limitation, all broker’s fees and fees of its legal counsel, financial advisers, and accountants.

Section 10.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Section 10.8 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement and the accompanying Transaction Documents.

Section 10.9 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person of circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the Parties request that the court reform such provision in a manner sufficient to cause such provision to be enforceable.

Section 10.10 Amendments. The terms and provisions of this Agreement may be amended only by a written instrument signed by all Parties.

Section 10.11 Currency. All monetary amounts referenced and contemplated by this Agreement and the Transaction Documents shall be due and owing in the lawful currency of the United States of America.

Section 10.12 Effectiveness of Amendment and Restatement. This Agreement amends and restates the Original Agreement in its entirety. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the Execution Date unless expressly stated otherwise.

(Signature Page Follows)

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the Execution Date.

PURCHASER:

ADAPTI, INC.,
a Nevada corporation

By:
Name:	Adam Nicosia
Title:	CEO

SELLER:

BSG HOLDINGS, LLC,
a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

JBAH HOLDINGS, LLC,
a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]

SCHEDULE I

Schedule I

SCHEDULE II

PURCHASE PRICE CONSIDERATION

Schedule II

EXHIBIT A

Form of LockUp Agreement

(See attached)

Exhibit A

Exhibit B

FORM OF PARTICIPATING NOTE

(See attached)

Exhibit B

Exhibit C

FORM OF GENERAL RELEASE

(See attached)

Exhibit C